Exhibit 99.1
LYONDELL CHEMICAL COMPANY
NOTICE OF REDEMPTION
March 30, 2011
     This notice of redemption (“Notice”) is being delivered in connection with the Indenture dated as of April 8, 2010, as supplemented to date (the “Indenture”), among LYONDELL CHEMICAL COMPANY, as Issuer (the “Issuer”) and WILMINGTON TRUST FSB, as Trustee. I hereby certify that I am an officer of the Issuer as indicated below, and that I am authorized to execute and deliver this Notice. Unless otherwise defined herein, the terms used in this Notice have the same meanings as such terms are used in the Indenture.
     Pursuant to Section 3.05 of the Indenture, the Issuer hereby gives notice of its intent to redeem $202,500,000 aggregate principal amount of its 8% Senior Secured Dollar Notes due 2017 (the “Dollar Notes”) and €33,750,000 aggregate principal amount of its 8% Senior Secured Euro Notes due 2017 (the “Euro Notes” and, together with the Dollar Notes, the “Notes”) in accordance with Article III of the Indenture (the “Redemption”).
1.	The redemption date is May 2, 2011 (the “Redemption Date”).

2.	The redemption price for the Dollar Notes is 103% per $100,000 principal amount thereof, plus accrued interest up to, but not including, the Redemption Date in the amount of $8,145,000. The redemption price for the Euro Notes is 103% per €50,000 principal amount thereof, plus accrued interest up to, but not including, the Redemption Date in the amount of €1,365,000.

3.	The name and address of the U.S. Paying Agent is Deutsche Bank Trust Company Americas at 60 Wall Street, New York, NY, 10005. The name and address of the Euro Paying Agent is Deutsche Bank AG, London Branch at Winchester House, 1 Great Winchester St, London, EC2N 2DB, United Kingdom.

4.	The Dollar Notes called for redemption must be surrendered to the U.S. Paying Agent and the Euro Notes called for redemption must be surrendered to the Euro Paying Agent to collect the redemption price, plus accrued interest (the “Redemption Payment”). Dollar Notes held in book-entry form will be redeemed in accordance with the applicable procedures of the Depository Trust Company. Euro Notes held in book-entry form will be redeemed in accordance with the applicable procedures of Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme.

5.	The aggregate principal amount of Dollar Notes and Euro Notes to be outstanding after the Redemption shall be $1,822,500,000 and €303,750,000, respectively.
Notice of Redemption
LCC 8% Senior Secured Notes due 2017

6.	Unless the Issuer defaults in making the Redemption Payment or the Paying Agent is prohibited from making the Redemption Payment pursuant to the terms of the Indenture, interest on the Notes called for redemption shall cease to accrue on and after the Redemption Date.

7.	The CUSIP numbers of the Dollar Notes to be redeemed are V5139FAA4-REG S and 50178T AA5-144A and the ISIN numbers are USU5139FAA40-REG S and US50178TAA51. The ISIN numbers of Euro Notes to be redeemed are XS0498576833 — REG S and XS0498579183 — 144A.

8.	No representation is made as to the correctness or accuracy of the CUSIP or ISIN numbers listed in this Notice or printed on the Notes.
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Notice of Redemption
LCC 8% Senior Secured Notes due 2017

     IN WITNESS WHEREOF, the undersigned has caused this Notice to be executed as of the date first herein written.

LYONDELL CHEMICAL COMPANY

By:	/s/ Francesco Svelto Francesco Svelto
Vice President and Treasurer
Notice of Redemption
LCC 8% Senior Secured Notes due 2017